Exhibit 99

Accenture Reports Strong Third-Quarter Fiscal 2019 Results and Raises Business
Outlook for Fiscal 2019

-- Revenues increase 4% in U.S. dollars and 8.4% in local currency to $11.1 billion --

-- EPS are $1.93, compared with $1.60 for the third quarter last year, which included a $0.19 tax charge; EPS increase 8% from adjusted EPS of $1.79 in the third quarter last year --

-- Operating income increases 5% to $1.72 billion, with operating margin of 15.5%, an expansion of 20 basis points --

-- New bookings are $10.6 billion, with consulting bookings of $6.0 billion and outsourcing bookings of $4.6 billion --

-- Accenture updates business outlook for fiscal 2019; raises range for full-year revenue growth to 8-9% in local currency; raises outlook for EPS to $7.28 to $7.35; and updates outlook for operating margin expansion to 20 basis points --

NEW YORK; June 27, 2019 — Accenture (NYSE: ACN) reported financial results for the third quarter of fiscal 2019, ended May 31, 2019, with revenues of $11.1 billion, an increase of 4 percent in U.S. dollars and 8.4 percent in local currency over the same period last year.

Diluted earnings per share were $1.93, compared with $1.60 for the third quarter last year, which included a $0.19 charge related to tax law changes. Diluted EPS for the third quarter of fiscal 2019 increased 8 percent from adjusted diluted EPS of $1.79 in the same period last year.

Operating income was $1.72 billion, a 5 percent increase over the same period last year, and operating margin was 15.5 percent, an expansion of 20 basis points.

New bookings for the quarter were $10.6 billion, with consulting bookings of $6.0 billion and outsourcing bookings of $4.6 billion.

David Rowland, Accenture’s interim chief executive officer, said, “We are very pleased with our strong third-quarter financial results and the continued momentum in our business. With revenue growth of 8.4 percent in local currency, we again gained significant market share. We also delivered strong profitability, generated outstanding free cash flow and returned $1.4 billion in cash to our shareholders.

“The strength and consistency of our performance reflect the unique diversity of Accenture’s business — from an industry, geographic and capability standpoint — as well as the continued successful execution of our growth strategy. Our substantial investments in strategic, high-growth areas are clearly differentiating us and driving growth ahead of the market. We remain confident in our ability to continue delivering profitable growth and significant value for our clients and shareholders.”

Financial Review

Effective Sept. 1, 2018, Accenture adopted new accounting standards that affect the accounting for revenue and pension costs. Prior-period results have been revised to reflect the fiscal 2019 presentation, and the revised fiscal 2018 results are available at investor.accenture.com.

Revenues for the third quarter of fiscal 2019 were $11.10 billion, compared with $10.69 billion for the third quarter of fiscal 2018, an increase of 4 percent in U.S. dollars and 8.4 percent in local currency, at the top of the company’s guided range of $10.80 billion to $11.10 billion. The foreign-exchange impact for the quarter was approximately negative 4.5 percent, consistent with the assumption provided in the company’s second-quarter earnings release.

▪	Consulting revenues for the quarter were $6.24 billion, an increase of 3 percent in U.S. dollars and 7 percent in local currency compared with the third quarter of fiscal 2018.

▪	Outsourcing revenues were $4.86 billion, an increase of 5 percent in U.S. dollars and 10 percent in local currency compared with the third quarter of fiscal 2018.

Diluted EPS for the quarter were $1.93 compared with $1.60 for the third quarter last year, which included a $0.19 charge related to tax law changes. Excluding this charge, EPS for the third quarter of fiscal 2018 were $1.79. The $0.14, or 8 percent, increase in EPS on an adjusted basis in the third quarter of fiscal 2019 reflects:

▪	a $0.09 increase from higher revenue and operating results;

▪	a $0.03 increase from a lower effective tax rate;

▪	a $0.02 increase from a lower share count; and

▪	a $0.01 increase from lower non-operating expense;

partially offset by

▪	a $0.01 decrease from higher income attributable to noncontrolling interests.

Gross margin (gross profit as a percentage of revenues) for the quarter was 31.8 percent, compared with 31.2 percent for the third quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.81 billion, or 16.3 percent of revenues, compared with $1.70 billion, or 15.9 percent of revenues, for the third quarter last year.

Operating income for the quarter increased 5 percent, to $1.72 billion, or 15.5 percent of revenues, compared with $1.63 billion, or 15.3 percent of revenues, for the third quarter of fiscal 2018.

The company’s effective tax rate for the quarter was 25.6 percent, compared with 34.4 percent for the third quarter last year. Excluding the charge related to tax law changes, the effective tax rate for the third quarter of fiscal 2018 was 26.8 percent.

Net income for the quarter was $1.27 billion, compared with $1.06 billion for the third quarter last year. Excluding the charge related to tax law changes, net income for the third quarter of fiscal 2018 was $1.18 billion.

Operating cash flow for the quarter was $2.12 billion and property and equipment additions were $140 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.98 billion for the quarter. For the same period last year, operating cash flow was $1.99 billion; property and equipment additions were $174 million; and free cash flow was $1.81 billion.

Days services outstanding, or DSOs, were 39 days at May 31, 2019, compared with 39 days at both Aug. 31, 2018 and May 31, 2018.

Accenture’s total cash balance at May 31, 2019 was $4.8 billion, compared with $5.1 billion at Aug. 31, 2018.

New Bookings

New bookings for the third quarter were $10.6 billion and reflect a negative 4 percent foreign-currency impact compared with new bookings in the third quarter last year.

▪	Consulting new bookings were $6.0 billion, or 57 percent of total new bookings.

▪	Outsourcing new bookings were $4.6 billion, or 43 percent of total new bookings.

Revenues by Operating Group

Revenues by operating group were as follows:

▪	Communications, Media & Technology: $2.25 billion, compared with $2.19 billion for the third quarter of fiscal 2018, an increase of 3 percent in U.S. dollars and 7 percent in local currency.

▪	Financial Services: $2.20 billion, compared with $2.23 billion for the third quarter of fiscal 2018, a decrease of 2 percent in U.S. dollars and an increase of 4 percent in local currency.

▪	Health & Public Service: $1.82 billion, compared with $1.75 billion for the third quarter of fiscal 2018, an increase of 4 percent in U.S. dollars and 6 percent in local currency.

▪	Products: $3.08 billion, compared with $2.97 billion for the third quarter of fiscal 2018, an increase of 4 percent in U.S. dollars and 8 percent in local currency.

▪	Resources: $1.75 billion, compared with $1.55 billion for the third quarter of fiscal 2018, an increase of 13 percent in U.S. dollars and 19 percent in local currency.

Revenues by Geographic Region

Revenues by geographic region were as follows:

▪	North America: $5.15 billion, compared with $4.74 billion for the third quarter of fiscal 2018, an increase of 9 percent in both U.S. dollars and local currency.

▪	Europe: $3.77 billion, compared with $3.88 billion for the third quarter of fiscal 2018, a decrease of 3 percent in U.S. dollars and an increase of 5 percent in local currency.

▪	Growth Markets: $2.18 billion, compared with $2.08 billion for the third quarter of fiscal 2018, an increase of 5 percent in U.S. dollars and 13 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On May 15, 2019, a semi-annual cash dividend of $1.46 per share was paid to shareholders of record at the close of business on April 11, 2019.

Combined with the semi-annual cash dividend of $1.46 per share paid on Nov. 15, 2018, this brings the total dividend payments for the fiscal year to $2.92 per share, for total cash dividend payments of approximately $1.86 billion.

As previously disclosed, the company plans to begin paying dividends on a quarterly basis in the first quarter of fiscal 2020.

Share Repurchase Activity

During the third quarter of fiscal 2019, Accenture repurchased or redeemed 2.8 million shares, including 2.7 million shares repurchased in the open market, for a total of $488 million. This brings Accenture’s total share repurchases and redemptions for the first three quarters of fiscal 2019 to 14.4 million shares, including 11.6 million shares repurchased in the open market, for a total of $2.28 billion.

Accenture’s total remaining share repurchase authority at May 31, 2019 was approximately $4.1 billion.

At May 31, 2019, Accenture had approximately 638 million total shares outstanding.

Business Outlook

As described in the Financial Review above, Accenture has adopted new accounting standards that affect the accounting for revenue and pension costs. Accenture’s business outlook for fiscal 2019 and comparisons to fiscal 2018 include the impact of these new standards.

Fourth Quarter Fiscal 2019

Accenture expects revenues for the fourth quarter of fiscal 2019 to be in the range of $10.85 billion to $11.15 billion, 5 percent to 8 percent growth in local currency, reflecting the company’s assumption of a negative 2 percent foreign-exchange impact compared with the fourth quarter of fiscal 2018.

Fiscal Year 2019

Accenture’s business outlook for the full 2019 fiscal year continues to assume that the foreign-exchange impact on its results in U.S. dollars will be approximately negative 3 percent compared with fiscal 2018.

For fiscal 2019, the company now expects revenue growth to be in the range of 8 percent to 9 percent in local currency, compared with 6.5 percent to 8.5 percent previously. The company now expects diluted EPS to be in the range of $7.28 to $7.35, compared with $7.18 to $7.32 previously.

Accenture now expects operating margin for the full fiscal year to be 14.6 percent, an expansion of 20 basis points from operating margin for fiscal 2018 of 14.4 percent, which reflects the impact of the new revenue and pension accounting standards. The company previously expected operating margin to expand 10 to 30 basis points.

For fiscal 2019, the company continues to expect operating cash flow to be in the range of $5.85 billion to $6.25 billion; property and equipment additions to be $650 million; and free cash flow to be in the range of $5.2 billion to $5.6 billion.

The company continues to expect its annual effective tax rate to be in the range of 22.5 percent to 23.5 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its third-quarter financial results. To participate, please dial +1 (800) 398-9402 [+1 (612) 288-0337 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EDT today, June 27, and continuing until Thursday, Sept. 26, 2019. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, Sept. 26, 2019. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 467055 from 10:30 a.m. EDT today, June 27, through Thursday, Sept. 26, 2019.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 482,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: Accenture’s results of operations could be adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the changing technological environment could materially affect the company’s results of operations; if Accenture is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture could face legal, reputational and financial risks if the company fails to protect client and/or company data from security breaches or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; as a result of Accenture’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; if Accenture is unable to protect its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; many of Accenture’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended				Nine Months Ended
	May 31, 2019	% of Revenues	May 31, 2018	% of Revenues	May 31, 2019	% of Revenues	May 31, 2018	% of Revenues
REVENUES:
Revenues (1)	$11,099,688	100.0%	$10,694,996	100.0%	$32,159,363	100.0%	$30,488,547	100.0%
OPERATING EXPENSES:
Cost of services (1)	7,571,390	68.2%	7,362,981	68.8%	22,279,291	69.3%	21,232,839	69.6%
Sales and marketing (1)	1,184,164	10.7%	1,106,543	10.3%	3,274,216	10.2%	3,106,562	10.2%
General and administrative costs (1)	626,191	5.6%	590,597	5.5%	1,872,275	5.8%	1,720,051	5.6%
Total operating expenses	9,381,745		9,060,121		27,425,782		26,059,452
OPERATING INCOME	1,717,943	15.5%	1,634,875	15.3%	4,733,581	14.7%	4,429,095	14.5%
Interest income	21,402		12,687		60,114		33,582
Interest expense	(5,348)		(5,839)		(15,472)		(14,386)
Other income (expense), net (1)	(29,690)		(29,165)		(87,178)		(96,812)
INCOME BEFORE INCOME TAXES	1,704,307	15.4%	1,612,558	15.1%	4,691,045	14.6%	4,351,479	14.3%
Provision for income taxes	435,658		554,417		990,352		1,185,256
NET INCOME	1,268,649	11.4%	1,058,141	9.9%	3,700,693	11.5%	3,166,223	10.4%
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc.	(1,676)		(6,997)		(5,213)		(93,531)
Net income attributable to noncontrolling interests – other (2)	(17,457)		(8,124)		(46,795)		(42,309)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,249,516	11.3%	$1,043,020	9.8%	$3,648,685	11.3%	$3,030,383	9.9%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,249,516		$1,043,020		$3,648,685		$3,030,383
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc. (3)	1,676		6,997		5,213		93,531
Net income for diluted earnings per share calculation	$1,251,192		$1,050,017		$3,653,898		$3,123,914
EARNINGS PER SHARE:
-Basic	$1.96		$1.63		$5.72		$4.85
-Diluted	$1.93		$1.60		$5.62		$4.76
WEIGHTED AVERAGE SHARES:
-Basic	637,831,341		639,217,344		638,439,707		624,365,464
-Diluted	649,297,717		654,600,026		650,144,931		655,739,568
Cash dividends per share	$1.46		$1.33		$2.92		$2.66
_________

(1)
Prior to fiscal year 2019, we presented Revenues before reimbursements (net revenues), which excluded reimbursements for travel and other out-of-pocket expenses. In connection with the fiscal year 2019 adoption of the Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2014-09: “Revenue from Contracts with Customers” (Topic 606), the Net revenues and reimbursements lines were eliminated. Effective September 1, 2018, we also adopted ASU No 2017-07: “Compensation Retirement Benefits” (Topic 715) which required us to reclassify certain components of pension service costs from Operating expenses to Non-operating expenses. Prior period amounts have been revised to conform with the current period presentation.

(2)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(3)
Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis and the redemption of all Accenture Holdings plc ordinary shares owned by holders of noncontrolling interests prior to March 13, 2018, when these were redeemed for Accenture class A ordinary shares. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

			Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency
	Three Months Ended
	May 31, 2019	May 31, 2018 (1)
OPERATING GROUPS
Communications, Media & Technology	$2,253,136	$2,188,353	3%	7%
Financial Services	2,196,595	2,230,969	(2)	4
Health & Public Service	1,819,775	1,753,407	4	6
Products	3,077,227	2,971,195	4	8
Resources	1,747,977	1,546,138	13	19
Other	4,978	4,934	n/m	n/m
Total	$11,099,688	$10,694,996	4%	8%
GEOGRAPHY
North America	$5,147,948	$4,743,465	9%	9%
Europe	3,770,458	3,875,429	(3)	5
Growth Markets	2,181,282	2,076,102	5	13
Total	$11,099,688	$10,694,996	4%	8%
TYPE OF WORK
Consulting	$6,236,630	$6,062,696	3%	7%
Outsourcing	4,863,058	4,632,300	5	10
Total	$11,099,688	$10,694,996	4%	8%

			Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency

	Nine Months Ended
	May 31, 2019	May 31, 2018 (1)
OPERATING GROUPS
Communications, Media & Technology	$6,533,319	$6,086,335	7%	11%
Financial Services	6,369,477	6,476,035	(2)	2
Health & Public Service	5,283,364	5,122,021	3	5
Products	8,912,588	8,417,382	6	10
Resources	5,040,143	4,352,006	16	21
Other	20,472	34,768	n/m	n/m
Total	$32,159,363	$30,488,547	5%	9%
GEOGRAPHY
North America	$14,758,046	$13,601,132	9%	9%
Europe	11,112,038	11,056,792	—	6
Growth Markets	6,289,279	5,830,623	8	15
Total	$32,159,363	$30,488,547	5%	9%
TYPE OF WORK
Consulting	$17,990,967	$17,083,929	5%	9%
Outsourcing	14,168,396	13,404,618	6	9
Total	$32,159,363	$30,488,547	5%	9%
_________

(1)
Effective September 1, 2018, we adopted ASU No. 2014-09 and eliminated our net revenues presentation. Prior period amounts have been revised to conform with the current period presentation. In addition, we updated operating group results for fiscal 2018 to include an acquisition previously categorized within Other.

ACCENTURE PLC
OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	May 31, 2019		May 31, 2018 (1)
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$425,059	19%	$386,558	18%	$38,501
Financial Services	346,697	16	386,154	17	(39,457)
Health & Public Service	196,203	11	218,817	12	(22,614)
Products	459,276	15	456,026	15	3,250
Resources	290,708	17	187,320	12	103,388
Total	$1,717,943	15.5%	$1,634,875	15.3%	$83,068

	Nine Months Ended
	May 31, 2019		May 31, 2018 (1)
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$1,180,418	18%	$1,001,096	16%	$179,322
Financial Services	976,759	15	1,069,329	17	(92,570)
Health & Public Service	539,288	10	602,047	12	(62,759)
Products	1,272,039	14	1,247,468	15	24,571
Resources	765,077	15	509,155	12	255,922
Total	$4,733,581	14.7%	$4,429,095	14.5%	$304,486
_________

(1)
Effective September 1, 2018, we adopted ASU No. 2017-07, which required us to reclassify certain components of pension service costs from Operating expenses to Non-operating expenses.  Prior period amounts have been revised to conform with the current period presentation.

ACCENTURE PLC
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE, AS REPORTED (GAAP), TO NET INCOME AND DILUTED EARNINGS PER SHARE, AS ADJUSTED (NON-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	May 31, 2019	May 31, 2018
	As Reported (GAAP)	As Reported (GAAP)	Tax Law Changes (1)	Adjusted (Non-GAAP)
Income before income taxes	$1,704,307	$1,612,558	$—	$1,612,558
Provision for income taxes	435,658	554,417	(121,774)	432,643
Net income	$1,268,649	$1,058,141	$121,774	$1,179,915
Effective tax rate	25.6%	34.4%		26.8%
Diluted earnings per share	$1.93	$1.60	$0.19	$1.79

	Nine Months Ended
	May 31, 2019	May 31, 2018
	As Reported (GAAP)	As Reported (GAAP)	Tax Law Changes (1)	Adjusted (Non-GAAP)
Income before income taxes	$4,691,045	$4,351,479	$—	$4,351,479
Provision for income taxes	990,352	1,185,256	(258,498)	926,758
Net income	$3,700,693	$3,166,223	$(258,498)	$3,424,721
Effective tax rate	21.1%	27.2%		21.3%
Diluted earnings per share	$5.62	$4.76	$0.40	$5.16
__________________

(1)	Represents tax expense associated with tax law changes.

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	May 31, 2019	August 31, 2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,769,158	$5,061,360
Short-term investments	3,338	3,192
Receivables and contract assets (1)	8,134,147	7,496,368
Other current assets	1,235,017	1,024,639
Total current assets	14,141,660	13,585,559
NON-CURRENT ASSETS:
Contract assets (1)	19,739	23,036
Investments	235,286	215,532
Property and equipment, net	1,341,548	1,264,020
Goodwill	6,078,816	5,383,012
Other non-current assets	6,339,311	3,977,924
Total non-current assets	14,014,700	10,863,524
TOTAL ASSETS	$28,156,360	$24,449,083
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$4,137	$5,337
Accounts payable	1,562,995	1,348,802
Deferred revenues	3,255,784	2,837,682
Accrued payroll and related benefits	4,461,985	4,569,172
Other accrued liabilities	1,267,086	1,390,758
Total current liabilities	10,551,987	10,151,751
NON-CURRENT LIABILITIES:
Long-term debt	19,855	19,676
Other non-current liabilities	3,441,560	3,553,068
Total non-current liabilities	3,461,415	3,572,744
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	13,737,324	10,364,753
NONCONTROLLING INTERESTS	405,634	359,835
TOTAL SHAREHOLDERS’ EQUITY	14,142,958	10,724,588
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,156,360	$24,449,083
________

(1)
Effective September 1, 2018 we adopted ASU No. 2014-09, which resulted in the reclassification of Unbilled services into Receivables and contract assets and Deferred revenues. Prior period amounts have been revised to conform with the current period presentation.

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2019	May 31, 2018	May 31, 2019	May 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,268,649	$1,058,141	$3,700,693	$3,166,223
Depreciation, amortization and asset impairments	221,309	238,389	652,592	691,686
Share-based compensation expense	263,674	245,900	856,952	751,826
Change in assets and liabilities/other, net	369,910	445,108	(699,537)	(692,302)
Net cash provided by (used in) operating activities	2,123,542	1,987,538	4,510,700	3,917,433
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(140,261)	(173,556)	(357,749)	(439,804)
Purchases of businesses and investments, net of cash acquired	(540,833)	(112,298)	(1,055,915)	(456,402)
Proceeds from the sale of businesses and investments, net of cash transferred	26,106	14,723	27,915	14,325
Other investing, net	(177)	1,130	6,041	7,245
Net cash provided by (used in) investing activities	(655,165)	(270,001)	(1,379,708)	(874,636)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	308,176	283,605	754,453	666,830
Purchases of shares	(488,453)	(720,185)	(2,284,587)	(2,087,270)
Cash dividends paid	(931,515)	(855,110)	(1,864,353)	(1,708,724)
Other financing, net	(10,270)	(3,498)	(21,666)	(48,248)
Net cash provided by (used in) financing activities	(1,122,062)	(1,295,188)	(3,416,153)	(3,177,412)
Effect of exchange rate changes on cash and cash equivalents	(42,046)	(88,583)	(7,041)	(63,400)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	304,269	333,766	(292,202)	(198,015)
CASH AND CASH EQUIVALENTS, beginning of period	4,464,889	3,595,079	5,061,360	4,126,860
CASH AND CASH EQUIVALENTS, end of period	$4,769,158	$3,928,845	$4,769,158	$3,928,845